Exhibit 99.1

Shake Shack Elects Tristan Walker to its Board of Directors

NEW YORK—June 18, 2020 – (BUSINESS WIRE)--Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE:SHAK) today announced the appointment of Tristan Walker to its Board of Directors, effective June 18, 2020. Walker has been named to the Nominating & Corporate Governance Committee of the Board and will work closely with management on Shake Shack’s environmental, social and corporate governance. A skilled executive with a wealth of experience in leading companies and building brands with an eye toward authenticity and inclusivity, Walker will become the tenth member of Shake Shack's Board of Directors.

“After many months of conversation, I’m thrilled to name Tristan to Shake Shack’s Board of Directors,” said Randy Garutti, Shake Shack CEO. “With sizeable growth ahead and a relentless focus on excellence, guest experience and hospitality, Tristan’s knowledge and fresh perspective will be instrumental in Shake Shack’s continued success. He brings with him a proven ability to lead, execute and inspire and his unique point of view will be invaluable for our company. We’re humbled to welcome him to our Board.”

“I’ve long admired Shake Shack for their commitment to taking care of their guests, their teams and using their business to create good in the world,” said Walker. “As someone who is passionate about building authentic, inclusive brands, I’m excited to leverage my experience to help guide their growth and further strengthen their consumer and community connections.”

Walker is the Founder & CEO of Walker & Company, a maker of health and beauty products for people of color. Prior to his founding Walker & Company, which merged with Procter & Gamble in December 2018, he was an Entrepreneur-in-Residence at Andreessen Horowitz. Before that, he was the Director of Business Development for Foursquare where he oversaw strategic partnerships and monetization. In this role, Walker managed integrations with large brands and media entities including American Express, The New York Times, CNN, MTV, Starwood Hotels & Resorts and Starbucks. In 2019, he was named one of Fortune Magazine’s 50 “World’s Greatest Leaders.” He has also been named a USA Today Person of the Year, TIME 100 Next, Ebony Magazine's 100 Most Powerful People, Vanity Fair's "Next Establishment," Fortune Magazine's “40 Under 40” and AdAge “Creative 50."

He is a member of the Board of Directors of Footlocker, Inc. and the Founder of CODE2040, a not-for-profit that is activating, connecting, and mobilizing the largest racial equity community in tech to dismantle the structural barriers that prevent the full participation and leadership of Black and Latinx technologists in the innovation economy. Walker holds a bachelor's degree in economics from Stony Brook University, where he graduated as valedictorian, and an MBA from the Stanford University Graduate School of Business. He currently lives with his wife, Amoy, and two sons, Avery and August, in Atlanta, Georgia.

Photos available here.

About Shake Shack

Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 280 locations in 30 U.S. States and the District of Columbia, including more than 95 international locations across London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.

Skip the line with the Shack App, a mobile ordering app that lets you save time by ordering ahead! Guests can select their location, pick their food, choose a pickup time and their meal will be cooked-to-order and timed to arrival. Available on iOS and Android.

Learn more: shakeshack.com | IG: @shakeshack | t: @shakeshack | facebook.com/shakeshack

Contacts

Media:

Shake Shack

Kristyn Clark

kclark@shakeshack.com

or

Investors:

ICR

Melissa Calandruccio CFA

Michelle Michalski

(844) SHACK04 (844-742-2504)

investor@shakeshack.com

Source: Shake Shack